Exhibit 10.1

LOAN AGREEMENT

BUILD-A-BEAR WORKSHOP FRANCHISE HOLDINGS, INC., a Delaware corporation (“Lender”), and AMSBRA, LTD., an English corporation (“Borrower”), hereby agree as follows effective as of October 4, 2005 (the "Effective Date"):

WHEREAS, Borrower has requested a revolving credit loan facility from the Lender in an aggregate principal amount of up to $4,425,000 to be available to Borrower through March 31 2006; and

WHEREAS, the Lender is willing to make said revolving credit loans to the Borrower upon, and subject to, the terms, provisions and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual promises, conditions, and covenants set forth herein, the receipt and/or sufficiency of which is hereby acknowledged, Borrower and Lender mutually covenant and agree as follows:

1.	Definitions. Capitalized terms used herein and not otherwise defined herein will have the meanings given those terms in the second to last section of this Agreement.
2.	Credit Facilities.
2.1	Revolving Credit Loan.
2.1.1

Total Facility. Lender will make available to Borrower through March 31 2006 a line of credit of up to $4,425,000 ("Total Facility"), subject to the terms and conditions and made upon the representations and warranties of Borrower set forth in this Agreement. Amounts outstanding under the line of credit from time to time will be referred to as the "Revolving Credit Loan". The Revolving Credit Loan will be represented by the Revolving Credit Note of Borrower of even date herewith and all amendments, extensions and renewals thereto and restatements and replacements thereof (the "Revolving Credit Note"). The Revolving Credit Loan will bear interest and will be payable in the manner set forth in the Revolving Credit Note, the terms of which are incorporated herein by reference. After March 31 2006, Borrower will have no further right to advances under the Total Facility. The outstanding principal amount as of March 31 2006 will be repaid pursuant to the terms of the Revolving Credit Note.

2.1.2	Advances. Advances will be made as specified in the Revolving Credit Note.

2.1.3

Extensions. After the initial term of the Revolving Credit Note, Lender in its sole discretion may extend or renew the Total Facility and the Revolving Credit Note by accepting from Borrower one or more new notes, each of which will be deemed to be the Revolving Credit Note under this Agreement. In no event will Lender be under any obligation to extend or renew the Total Facility or the Revolving Credit Note beyond the initial term thereof.

2.1.4

Voluntary Prepayment. The Borrower may, upon notice to the Lender specifying that it is paying the Loans, pay without penalty or premium the Loans in whole at any time or in part from time to time, by paying the principal amount to be paid. Payments received will be applied in such order as Lender may elect. Any prepayments will serve to permanently reduce the amount of the Total Facility.

2.1.5

Mandatory Prepayment. In addition to the regularly scheduled principal payments due pursuant to the Revolving Credit Note and any voluntary prepayments made by the Borrower under Section 2.1.4 above, the Borrower hereby covenants and agrees to pay to the Lender as mandatory prepayments on the Loans (i) within ten (10) days after receipt thereof, One Hundred Percent (100%) of the net cash proceeds received by the Borrower from the issuance of any capital stock or other equity securities or from the issuance of any debt subsequent to the date of this Agreement; (ii) within ninety (90) days after receipt thereof, One Hundred Percent (100%) of the net cash proceeds received by the Borrower from the sale or other disposition of any property (other than the sale of inventory in the ordinary course of business, but including, without limitation, any insurance proceeds received from any insurance loss of any such property) to the extent the aggregate amount of such proceeds are not used within ninety (90) days after receipt thereof by the Borrower to purchase replacement assets, so long as such replacement assets are acceptable to Lender in its sole discretion; and (iii) within ninety (90) days after the end of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower ending December 31, 2005), an amount equal to fifty percent (50%) of the Consolidated Excess Cash Flow. Payments received will be applied in such order as Lender may elect. Any prepayments will serve to permanently reduce the amount of the Total Facility.

2.2	Additional Costs.
2.2.1

Taxes, Reserve Requirements, etc. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Lender, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Lender with any guideline, request or directive of any such authority (whether or not having the force of law), will: (a) affect the basis of taxation of payments to Lender of any amounts payable by Borrower under this Agreement (other than taxes imposed on the overall net income of Lender, by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which Lender has its principal office), (b) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender, or (c) impose any other condition with respect to this Agreement, any Note executed in connection with this Agreement or any of the Loan Documents, and the result of any of the foregoing is to increase the cost of making, funding or maintaining any such Note or to reduce the amount of any sum receivable by Lender thereon, then Borrower will pay to Lender from time to time, upon request by Lender, additional amounts sufficient to compensate Lender for such increased cost or reduced sum receivable.

2.2.2

Certificate of Lender. A certificate of Lender setting forth such amount or amounts as will be necessary to compensate Lender as specified above will be delivered to Borrower and will be conclusive absent manifest error. Borrower will pay Lender the amount shown as due on any such certificate within 30 days after its receipt of the same. Failure on the part of Lender to deliver any such certificate will not constitute a waiver of Lender's rights to demand compensation for any particular period or any future period. The protection of this Section will be available to Lender regardless of any possible contention of invalidity or inapplicability of the law, regulation, etc., that results in the claim for compensation under this Section.

3.	Collateral. The Collateral for the repayment of the Obligations will be that granted pursuant to the Security Documents.
4.	Representations and Warranties. To induce Lender to enter into this Agreement and to make the advances herein contemplated, Borrower hereby represents and warrants as follows:
4.1

Organization. Borrower is formed under the laws of England and Wales. Borrower is duly organized and in good standing under the laws of the country of its formation, is duly qualified in all jurisdictions where required by the conduct of its business or ownership of its assets except where the failure to so qualify would not have a material adverse effect on its condition, financial or otherwise, and has the power and authority to own and operate its assets and to conduct its business as is now done.

4.2

Latest Financials. Its Current Financial Statements as delivered to Lender are true, complete and accurate in all material respects and fairly present its financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of its operations for the periods specified therein. The annual financial statements of all business entities included in the Current Financial Statements have been prepared in accordance with generally accepted accounting principles applied consistently with preceding periods subject to any comments and notes contained therein.

4.3

Recent Adverse Changes. Since the dates of its Current Financial Statements, Borrower has not suffered any damage, destruction or loss which has materially and adversely affected its business or assets and no event or condition of any character has occurred which has materially and adversely affected its assets, liabilities, business or financial condition, and Borrower has no knowledge of any event or condition which may materially and adversely affect its assets, liabilities, business or financial condition.

4.4

Recent Actions. Since the dates of its Current Financial Statements, its business has been conducted in the ordinary course, and Borrower has not: (a) incurred any obligations or liabilities, whether accrued, absolute, contingent or otherwise, other than liabilities incurred and obligations under contracts entered into in the ordinary course of business and other than liabilities to Lender; (b) discharged or satisfied any lien or encumbrance or paid any obligations, absolute or contingent, other than current liabilities, in the ordinary course of business; (c) mortgaged, pledged or subjected to lien or any other encumbrance any of its assets, tangible or intangible, or cancelled any debts or claims except in the ordinary course of business; or (d) made any loans or otherwise conducted its business other than in the ordinary course.

4.5

Title. Borrower has good title to the assets reflected on its Current Financial Statements, free and clear from all liens and encumbrances except for: (a) current taxes and assessments not yet due and payable, (b) liens and encumbrances, if any, reflected or noted on said balance sheet or notes, (c) any security interests, pledges or mortgages to Lender in connection with the closing of this Agreement, (d) assets disposed of in the ordinary course of business, and (e) Permitted Liens.

4.6

Litigation, etc. As of the date hereof, there are no actions, suits, proceedings or governmental investigations pending or, to its knowledge, threatened against Borrower which, if adversely determined, could result in a material and adverse change in its financial condition, business or assets; and there is no basis known to Borrower for any such actions, suits, proceedings or investigations.

4.7

Taxes. Except as to taxes not yet due and payable, Borrower has filed all notices, returns, computations, registrations and reports that are now required to be filed by Borrower in connection with any national, state, federal, municipal or local government tax, duty or charge levied, assessed or imposed upon Borrower or its property, including PAYE, national insurance and similar taxes; and all of such taxes have been either paid or adequate reserve or other provision has been made therefor. Borrower has timely filed the payments of every tax and tax return with the appropriate taxation authorities, and Borrower has never incurred a penalty for failure to file or to file in a timely manner. If Borrower has currently filed an extension for the payment of taxes, Borrower has accrued sufficient funds for the payment of such tax in accordance with generally accepted accounting principles.

4.8

Authority. Borrower has full power and authority to enter into the transactions provided for in this Agreement. The documents to be executed by Borrower in connection with this Agreement, when executed and delivered by Borrower will constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws in effect from time to time affecting the rights of creditors generally and except as such enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or in equity).

4.9

Other Defaults. There does not now exist any default or violation by Borrower of or under any of the terms, conditions or obligations of: (a) its Memorandum or Articles of Association and Bylaws; (b) any material indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other material instrument to which Borrower is a party or by which Borrower is bound; or (c) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon Borrower by any law or by any governmental authority, court or agency; and the transactions contemplated by this Agreement and the Loan Documents will not result in any such default or violation.

4.10	Stock of Borrower. Borrower has no outstanding options, warrants or contracts to issue additional securities of any kind except as identified in Schedule 4.10.
4.11

Stock. Except as disclosed on Schedule 4.11, Borrower does not own more than one percent (1%) of the issued and outstanding capital stock or other ownership interests of any corporation, firm or entity.

4.12	Subsidiaries, Partnerships and Joint Ventures. Borrower has no Subsidiaries and is not a party to any partnership agreement or joint venture agreement.
4.13

Licenses, etc. Borrower has obtained any and all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its properties and the conduct of its business. Borrower possesses adequate licenses, patents, patent applications, copyrights, trademarks, trademark applications, and trade names to continue to conduct its business as heretofore conducted by it, without any conflict with the rights of any other person or entity.

4.14

Sufficient Capital. Following the draw down of the Total Facility, borrower now has capital sufficient to carry on its business, all business and transactions in which Borrower is about to engage, and is now solvent and able to pay its debts as they mature.

4.15

Name, Places of Business and Location of Assets. The address of its principal place of business and every other place from which Borrower conducts business is as specified in Schedule 4.15. The assets of Borrower, and all books and records pertaining thereto are and will be located at the addresses indicated on Schedule 4.15. In the five years preceding the date hereof, Borrower has not conducted business under any name other than its current name nor maintained any place of business or any assets in any jurisdiction other than those disclosed on Schedule 4.15.

4.16	No Margining of Stock. No part of the proceeds of any Loans will be used to purchase or carry any margin stock.
4.17

Closing Memo. The information contained in each of the documents prepared by Borrower, executed by Borrower or provided by a third party at the request of Borrower listed on the Closing Memo to be executed or delivered by Borrower or relating to Borrower is complete and correct in all material respects.

4.18	Environmental Matters.
4.18.1	Borrower and the activities or operations on any of the real estate that Borrower owns or occupies (the "Property") are in compliance in all material respects with all Environmental Laws.
4.18.2

Borrower has obtained all approvals, permits, licenses, certificates, or satisfactory clearances from all governmental authorities required under Environmental Laws with respect to the Property and any activities or operations at the Property.

4.18.3

To the best of Borrower's knowledge, there have not been and are not now any solid waste, hazardous waste, hazardous or toxic substances, pollutants, contaminants, or petroleum in, on, under or about the Property, nor have or do any activities carried out at the Property generate any electricity, heat, vibration, noise or other radiation which cause harm or damage or other interference with the environment. The use which Borrower makes and intends to make of the Property will not result in the deposit or other release of any hazardous or toxic substances, solid waste, pollutants, contaminants or petroleum on, to or from the Property, or the generation of any electricity, heat, vibration, noise or other radiation which may or is liable to cause harm or damage or other interference with the environment.

4.18.4

To the best of Borrower's knowledge, there have been no complaints, citations, claims, notices, information requests, orders or directives on environmental grounds or under Environmental Laws (collectively "Environmental Claims") made or delivered to, pending or served on, or anticipated by Borrower or its agents, or of which Borrower or its agents, are aware or should be aware (i) issued by any governmental department or agency having jurisdiction over the Property or the activities or operations at the Property, or (ii) issued or claimed by any third party relating to the Property or the activities or operations at the Property.

4.18.5

To the best of Borrower's knowledge, no asbestos or asbestos-containing materials (as defined in the Asbestos Regulations 1969 and 1987) are installed, used or incorporated into the Property, and no asbestos-containing materials have been disposed of on the Property.

4.18.6

To the best of Borrower's knowledge, there are no latent or patent defects in the buildings and structures on or comprising the Property and in the construction of the buildings and its structures on or comprising the Property or any alterations thereto all materials used were in accordance with good design standards and good building practices at the time of construction of such building.

4.18.7

To the best of Borrower's knowledge, no polychlorinated biphenyls ("PCBs") are located at, on or in the Property in the form of electrical equipment or devices, including, but not limited to, transformers, capacitors, fluorescent light fixtures with ballasts, cooling oils or any other device or form.

4.18.8	To the best of Borrower's knowledge, there have not been and are not now any underground storage tanks located within or about the Property.
4.18.9

Borrower has provided Lender with copies of all environmental reports, audits and studies known to Borrower and accessible to Borrower, whether in Borrower’s possession or otherwise, regarding the Property.

4.19	Employment Matters.
4.19.1	There are no material strikes or other material employment disputes against Borrower pending or, to its knowledge, threatened.
4.19.2

There are no amounts owing to present or former directors, officers employees or workers of the Borrower other than not more than one month's arrears of remuneration accrued or due or for reimbursement of business expenses incurred within a period of three months preceding the date of this Agreement and no moneys or benefits other than in respect of remuneration or emoluments of employment are payable to or for the benefit of any present or former director, officer, employee or worker of the Borrower, nor any dependant of any present or former director, officer, employee or worker of the Borrower.

4.19.3

No liability has been incurred or is reasonably anticipated by the Company for breach of any contract of employment or worker's contract or for services or for severance payments or for redundancy payments or protective awards or for compensation for unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for sex, race or disability discrimination or for any other liability accruing from the termination or variation of any contract of employment or for services or worker's contract;

4.19.4	The Borrower has in relation to each of its employees and workers (and so far as relevant to each of its former employees and workers) complied with:
4.19.4.1

all obligations imposed on it by all relevant statutes, regulations and codes of conduct and practice affecting its employment of any persons and all relevant orders and awards made thereunder and has maintained current, adequate and suitable records regarding the service, terms and conditions of employment of each of its employees and workers; and

4.19.4.2	all collective agreements, recognition agreements and customs and practices for the time being affecting its employees and workers or their conditions of service.
4.19.5

The Borrower has not been served with any improvement and/or prohibition notices pursuant to sections 21 and 22, Health and Safety at Work etc. Act 1974, nor is any prosecution or sentence pending for any (alleged) offence under the Health and Safety at Work Act 1974.

4.19.6

There is no liability or claim against the Borrower outstanding or reasonably anticipated under the Equal Pay Act 1970, the Sex Discrimination Acts 1975 and 1986, the Race Relations Act 1976, the Disability Discrimination Act 1995, Employment Relations Act 1996, Transfer of Undertakings (Protection of Employment) Regulations 1981 ("TUPE"), the Social Security Contributions and Benefits Act 1992, Trade Union and Labour Relations (Consolidation) Act 1992

("TULRCA"), the Working Time Regulations 1998 or the National Minimum Wage Regulations 1999.

4.19.7

Within a period of one year preceding the date of this Agreement, the Borrower has not given notice of any redundancies to the Secretary of State or started consultations with any independent trade union or workers' representatives under the provisions of Part IV, TULRCA or under TUPE nor has the Company failed to comply with any such obligation under the said Part IV or TUPE.

4.19.8

The consummation of the transactions contemplated herein will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower is a party or by which Borrower is bound.

5.	Affirmative Covenants. From the date of execution of this Agreement until all Obligations to Lender have been fully paid and this Agreement terminated, Borrower will:
5.1

Existence. Do all things necessary to (i) preserve and keep in full force and effect at all times its corporate existence and all permits, licenses, franchises and other rights material to its business and (ii) be duly qualified to do business and be in good standing in all jurisdictions where the nature of its business or its ownership of property requires such qualification, except for those jurisdictions in which the failure to qualify or be in good standing could not reasonably be expected to have a material adverse effect.

5.2

Books, Records and Access. Maintain proper books of account and other records and enter therein complete and accurate entries and records of all of its transactions and, upon reasonable advance notice, give representatives of Lender access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as Lender may from time to time reasonably request. Borrower, upon reasonable advance notice, will give Lender reasonable access to its properties for the purposes of examining their assets and verifying their existence. Borrower will make available to Lender for examination copies of any reports, statements or returns which Borrower may make to or file with any governmental department, bureau or agency, and will furnish to Lender copies of any reports, statements, or returns and exhibits thereto that Borrower may make to or file with the Registrar of Companies. In addition, Borrower will be available to Lender, or cause its officers or general partners, as applicable, to be available from time to time upon reasonable notice to discuss the status of the Loans, its business and any statements, records or documents furnished or made available to Lender in connection with this Agreement.

5.3

Monthly Statements. Furnish Lender within 30 days after the end of each fiscal month internally prepared financial statements of Borrower with respect to such fiscal month, which financial statements will: (a) be in reasonable detail and in form reasonably satisfactory to Lender, (b) be accompanied by a Compliance Certificate, (c) include a balance sheet as of the end of such period, profit and loss and surplus statements for such period and a statement of cash flows for such period, (d) include prior year comparisons and (e) be on a consolidating and consolidated basis for Borrower and its Subsidiaries and for any entity in which Borrower's financial information is consolidated in accordance with generally accepted accounting principles.

5.4

Annual Statements. Furnish Lender within 120 days after the end of each fiscal year of Borrower annual audited financial statements which will: (a) include a balance sheet as of the end of such year, profit and loss and surplus statements and a statement of cash flows for such year; (b) be on a consolidated basis with Borrower, its Subsidiaries, if any, and any entity into which Borrower's financial information is consolidated in accordance with generally accepted accounting principles; (c) be accompanied by a Compliance Certificate, and (d) contain the unqualified opinion of an independent chartered accountancy and audit form accredited by the Institute of Chartered Accountants of England and Wales and its examination will have been made in accordance with generally accepted auditing standards and such opinion will identify any generally accepted accounting principles not consistently applied from year to year, to the extent such inconsistency is material to the financing statements.

5.5

Auditor's Letters, Etc. Furnish any letter, other than routine correspondence, directed to Borrower by its auditors or independent accountants, relating to its financial statements, accounting procedures, financial condition, tax returns or the like since the date of the Current Financial Statements to Lender.

5.6

Taxes. Pay and discharge when due or within the offered grace period all indebtedness and all taxes, assessments, charges, levies and other liabilities imposed upon it, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which Borrower has set aside adequate reserves or made other adequate provision with respect thereto, but any such disputed item will be paid forthwith upon the commencement of any proceeding for the foreclosure of any lien which may have attached with respect thereto, unless Lender has received an opinion in form and substance and from legal counsel acceptable to Lender that such proceeding is without merit.

5.7

Operations. Continue its business operations in substantially the same manner as at present, except where such operations are rendered impossible by a fire, strike or other events beyond its control; keep its real and personal properties in good operating condition and repair, allowing for fair wear and tear; make all necessary and proper repairs, renewals, replacements, additions and improvements thereto and comply with the provisions of all leases to which Borrower is party or under which Borrower occupies or holds real or personal property so as to prevent any loss or forfeiture thereof or thereunder.

5.8

Insurance. Comply with the insurance requirements of the Loan Documents. In addition to the foregoing, keep its insurable real and personal property insured with responsible insurance companies against loss or damage by fire, windstorm and other hazards which are commonly insured against in an extended coverage endorsement in an amount equal to not less than 90% of the insurable value thereof on a replacement cost basis and also maintain public liability insurance in a reasonable amount. In addition, the parties delivering to Lender insurance certificates as listed on the Closing Memo will maintain extended liability insurance and property insurance of at least the amounts and coverages listed on such certificates delivered in connection with the Closing and in a form and with companies reasonably satisfactory to Lender. Notwithstanding the foregoing, such property insurance will at all times be in an amount so that such party will not be deemed a "co-insurer" under any co-insurance provisions of such policies. All such insurance policies will name Lender as an additional insured and, where applicable, as lender's loss payee under a loss payable endorsement satisfactory to Lender. All such policies will provide that ten (10) days prior written notice must be given to Lender before such policy is altered or cancelled. Schedules of all insurance will be submitted to Lender upon request. Such schedules will contain a description of the risks covered, the amounts of insurance carried on each risk, the name of the insurer and the cost of such insurance. Borrower will provide new schedules to Lender promptly to reflect any change in insurance coverage.

5.9

Compliance with Laws. Comply with all laws and regulations applicable to Borrower and to the operation of its business, including without limitation those relating to environmental and health matters, and do all things necessary to maintain, renew and keep in full force and effect all rights, permits, licenses, certificates, satisfactory clearances and franchises necessary to enable Borrower to continue its business.

5.10	Environmental Violations.
5.10.1

In the event that any hazardous or toxic substances, pollutants, contaminants, solid waste or hazardous waste, or petroleum are released at or from the Property, or are otherwise found to be in, on, under, about or migrating to or from the Property in violation of Environmental Laws or in excess of cleanup levels established under Environmental Laws, promptly will notify Lender in writing and will promptly commence such action as may be appropriate or required with respect to such conditions, including, but not limited to, investigation, removal and cleanup thereof, and deposit with Lender cash collateral, letter of credit, bond or other assurance of performance in form, substance and amount reasonably acceptable to Lender to cover the cost of such action. Upon request, Borrower will provide Lender with updates on the status of Borrower's actions to resolve or otherwise address such conditions, until such time as such conditions are fully resolved to the satisfaction of Lender, as determined by Lender in the exercise of its reasonable discretion.

5.10.2

In the event Borrower receives notice of an Environmental Claim from any governmental agency or other third party alleging a violation of or liability under Environmental Laws with respect to the Property or Borrower's activities or operations at the Property, promptly notify Lender in writing and will commence such action as may be appropriate or required with respect to such Environmental Claim. Upon request, Borrower will provide Lender with updates on the status of Borrower's actions to resolve or otherwise address such Environmental Claim, until such claim has been fully resolved to the satisfaction of Lender, as determined by Lender in the exercise of its reasonable discretion.

5.10.3

In the event that any hazardous or toxic substances, pollutants, contaminants, solid waste or hazardous waste, or petroleum are released at or from the Property, or are otherwise found to be in, on, under, about or migrating to or from the Property in violation of Environmental Laws or in excess of cleanup levels established under Environmental Laws, promptly will notify Lender in writing and will promptly commence such action as may be appropriate or required with respect to such conditions, including, but not limited to, investigation, removal and cleanup thereof, and deposit with Lender cash collateral, letter of credit, bond or other assurance of performance in form, substance and amount reasonably acceptable to Lender to cover the cost of such action. Upon request, Borrower will provide Lender with updates on the status of Borrower's actions to resolve or otherwise address such conditions, until such time as such conditions are fully resolved to the satisfaction of Lender, as determined by Lender in the exercise of its reasonable discretion.

5.10.4

In the event Borrower receives notice of an Environmental Claim from any governmental agency or other third party alleging a violation of or liability under Environmental Laws with respect to the Property or Borrower's activities or operations at the Property, promptly notify Lender in writing and will commence such action as may be appropriate or required with respect to such Environmental Claim. Upon request, Borrower will provide Lender with updates on the status of Borrower's actions to resolve or otherwise address such Environmental Claim, until such claim has been fully resolved to the satisfaction of Lender, as determined by Lender in the exercise of its reasonable discretion.

5.11

Environmental Audit and Other Environmental Information. Provide copies of all environmental reports, audits, and studies obtained by Borrower from work conducted by Borrower or any other person or entity on the Property or property adjacent thereto as soon as such reports, audits and studies become available to it. If the submissions are considered inadequate or insufficient in order for Lender to adequately consider the environmental condition of the Property or the status of Borrower’s environmental compliance or if the submissions are in error, then Lender may require Borrower, at Borrower's sole expense, to engage an independent engineering or consulting firm acceptable to Lender to conduct a complete environmental report, study, or audit in as timely as fashion as is reasonably possible. In addition, Borrower will provide Lender with information related to remedial action at its Property or adjacent to its Property as soon as such information becomes available to it.

5.12

Business Names and Locations. Promptly notify Lender of: (a) any change in the name under which Borrower conducts its business; (b) any change in the location of the assets of the Borrower or Borrower’s principal place of business during such fiscal year; and (c) the opening or closing of any place from which Borrower conducts business during such fiscal year.

5.13	Notice of Default. Notify Lender in writing within five days after Borrower knows or has reason to know of the occurrence of an Event of Default.
5.14

Sale and Leaseback. Not directly or indirectly enter into any arrangement to sell or transfer all or any part of its assets then owned by Borrower and thereupon or within one year thereafter rent or lease any of the assets so sold or transferred.

5.15	Line of Business. Not enter into any lines or areas of business substantially different from the business or activities in which Borrower is presently engaged.
5.16

Business Opportunities. Not divert (or permit anyone to divert) any of its business or opportunities to any other corporate or business entity in which Borrower or its Affiliates may hold a direct or indirect interest.

5.17	Waivers. Not waive any right or rights of substantial value which, singly or in the aggregate, is or are material to its condition (financial or other), properties or business.
6.	Negative Covenants. From the date of execution of this Agreement until all of the Obligations have been fully paid, Borrower will not without Lender's prior written consent:
6.1

Debt. Incur any Indebtedness other than: (a) the Loans and any subsequent Indebtedness to Lender; (b) open account obligations incurred in the ordinary course of business having maturities of less than 150 days; and (c) lease payments for real property.

6.2

Liens. Incur, create, assume, become or be liable in any way, or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets, now or hereafter owned, other than Permitted Liens.

6.3

Guarantees. Guarantee, endorse or become contingently liable for the obligations of any person, firm or corporation, except in connection with the endorsement and deposit of checks in the ordinary course of business for collection.

6.4	Dividends. Declare or pay any dividends of any kind other than dividends payable solely on its Ordinary Share Capital
6.5	Redemptions. Purchase, retire, redeem or otherwise acquire for value, directly or indirectly, any shares of its Ordinary Share Capital now or hereafter outstanding.
6.6

Investments. Purchase or hold beneficially any stock, other securities or evidences of indebtedness of, or make any investment or acquire any interest whatsoever in, any other person, firm or corporation.

6.7

Merger, Acquisition or Sale of Assets. Merge or consolidate with or into any other entity or acquire all or substantially all the assets of any person, firm, partnership, joint venture, or corporation, or sell, lease or otherwise dispose of any of its assets except for dispositions in the ordinary course of business.

6.8	Advances and Loans. Lend money, give credit or make advances to any person, firm, joint venture or corporation, including, without limitation, Affiliates.
6.9	Subsidiaries. Acquire any Subsidiaries, create any Subsidiaries or enter into any partnership or joint venture agreements.
6.10

Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is otherwise permitted under this Agreement, is in the ordinary course of its business, and is on reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm's length transaction with a non-Affiliate.

6.11

Use of Proceeds. Use the proceeds of the Loans for any purpose other than funding the organic growth of the Borrower by the opening of retail “Build-A-Bear Workshop” franchise stores in the United Kingdom.

6.12	Fiscal Year. Change its fiscal year.
7.	Events of Default. Upon the occurrence of any of the following events with respect to Borrower:

7.1

Non-Payment. The non-payment of any principal amount of the Revolving Credit Note when due, whether by acceleration or otherwise, or the nonpayment of any interest upon any Note or any other amount due Lender pursuant to this Agreement;

7.2	Covenants. The default in the due observance of any covenant or agreement to be kept or performed by it under the terms of this Agreement or any of the Loan Documents.
7.3

Representations and Warranties. Any representation or warranty made by it in this Agreement, in any of the Loan Documents or in any report, certificate, opinion, financial statement or other document furnished in connection with the Obligations is false or erroneous in any material respect or any material breach thereof has been committed;

7.4

Obligations. Except as provided in Sections 7.1, 7.2 and 7.3 above, the default by it in the due observance of any covenant, negative covenant or agreement to be kept or performed by it under the terms of this Agreement, the Loan Documents or any document now or in the future executed in connection with any of the Obligations and the lapse of any applicable cure period provided therein with respect to such default, or, if so defined therein, the occurrence of any Event of Default or Default (as such terms are defined therein);

7.5	Insolvency, etc. The Borrower
7.5.1	is, or admits in writing that it is, unable generally to pay its debts as they fall due or otherwise is, or admits in writing that it is, insolvent; or
7.5.2

stops, or suspends payment of all or a material part of its debts or makes a general assignment or any arrangement or composition with or for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of its indebtedness.

7.6	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken, and not reversed, dismissed or cured within sixty (60) days, in relation to:
7.6.1

the suspension of payments, a moratorium of any Indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

7.6.2	a composition, compromise, assignment or arrangement with any creditor of the Borrower;

7.6.3	the appointment of a liquidator receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or
7.6.4	enforcement of any security over any assets of the Borrower, or any analogous procedure or step is taken in any jurisdiction.
7.7

Execution, Attachment, Etc. The commencement of any foreclosure proceedings, proceedings in aid of execution, attachment actions, levies against, or the filing by any taxing authority of a lien against it or against any of its assets, except those liens being diligently contested in good faith which in the aggregate do not exceed $100,000;

7.8

Loss, Theft or Substantial Damage to Assets. The loss, theft or substantial damage to it assets if the result of such occurrence (singly or in the aggregate) is the failure or inability to resume substantially normal operation of its business within 30 days of the date of such occurrence;

7.9

Judgments. Unless in the reasonable opinion of Lender it is adequately insured or bonded, the entry of a final judgment for the payment of money involving more than $100,000 against it and the failure by it to discharge the same, or cause it to be discharged, within 10 days from the date of the order, decree or process under which or pursuant to which such judgment was entered, or to secure a stay of execution pending appeal of such judgment; the entry of one or more final monetary or non-monetary judgments or order which, singly or in the aggregate, does or could reasonably be expected to: (a) cause a material adverse change in the value of its assets or its condition (financial or otherwise), operations, properties or prospects, (b) have a material adverse effect on its ability to perform its obligations under this Agreement or the Loan Documents, or (c) have a material adverse effect on the rights and remedies of Lender under this Agreement, the Revolving Credit Note or any Loan Document;

7.10

Impairment of Security. (a) The validity or effectiveness of any Loan Document or its transfer, grant, pledge, mortgage or assignment by the party executing it in favor of Lender is impaired; (b) any party, other than Lender, to a Loan Document asserts that any Loan Document is not a legal, valid and binding obligation of it enforceable in accordance with its terms; (c) the security interest or lien purporting to be created by any of the Loan Documents ceases to be or is asserted by any party to any Loan Document (other than Lender) not to be a valid, perfected lien subject to no liens other than liens not prohibited by this Agreement or any Loan Document; or (d) any Loan Document is amended, subordinated, terminated or discharged, or any person is released from any of its covenants or obligations except to the extent that Lender expressly consents in writing thereto;

7.11

Other Indebtedness of Lender’s Affiliates. A default with respect to any evidence of Indebtedness by it (other than to Lender pursuant to this Agreement) to any of Lender's Affiliates, if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to the stated maturity thereof, or if any Indebtedness of it for borrowed money (other than to Lender pursuant to this Loan Agreement) is not paid when due and payable, whether at the due date thereof or a date fixed for prepayment or otherwise (after the expiration of any applicable grace period);

7.12

Other Indebtedness. A default with respect to any evidence of Indebtedness in excess of $100,000 by it (other than to Lender or Lender’s Affiliate pursuant to this Agreement), if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to the stated maturity thereof, or if any Indebtedness of it in excess of $100,000 for borrowed money (other than to Lender or Lender’s Affiliate pursuant to this Loan Agreement) is not paid when due and payable, whether at the due date thereof or a date fixed for prepayment or otherwise (after the expiration of any applicable grace period);

7.13	Leases. Any declared material default, that is not cured within any applicable cure period, existing under more than two (2) of Borrower’s real property leases at any one time;
7.14	Franchise Agreement. Any declared default, that is not cured within any applicable cure period, existing under the Franchise Agreement;
7.15	Chance of Control Event. The occurrence of any Change of Control Event;
7.16

Security. The Borrower will not have executed prior to 21 days following the date hereof a debenture granting security over its assets in a form and substance satisfactory to the Lender; then immediately upon the occurrence of any of the events described in Section 7.5 or 7.6 and at the option of the Lender upon the occurrence of any other Event of Default, the Loan, all notes and all other Obligations immediately will mature and become due and payable without presentment, demand, protest or notice of any kind which are hereby expressly waived. After the occurrence of any Event of Default, Lender is authorized without notice to anyone to offset and apply to all or any part of the Obligations all moneys, credits and other property of any nature whatsoever of Borrower now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with (whether held by Borrower individually or jointly with another party), Lender or any of Lender’s Affiliates. The rights and remedies of Lender upon the occurrence of any Event of Default will include but not be limited to all rights and remedies provided in the Loan Documents and all rights and remedies provided under applicable law. In furtherance but not in limitation of the foregoing, upon the occurrence of an Event of Default, Lender may refuse to make any further advances under any Note included in the Obligations. Borrower waives any requirement of marshalling of the assets covered by the Loan Documents upon the occurrence of any Event of Default. Notwithstanding the foregoing, Borrower shall have the right to cure any Event of Default described in Sections 7.1, 7.2, 7.4, 7.8, 7.11, 7.12 7.13 and 7.14 within thirty (30) days of receiving notice from Lender of such Event of Default; provided, however, if, within such thirty (30) day cure period, Borrower commences to exercise best efforts to cure such Event of Default, as solely determined by Lender, Borrower’s right to cure such Event of Default shall be extended to ninety (90) days of receiving notice from Lender of such Event of Default.

7.17	Conversion of the Note.
7.17.1

Optional Conversion Right. Upon the occurrence of an Event of Default, the Lender shall be entitled, at its option, to convert all or any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 7.17, at the Conversion Rate (as defined below). The Borrower shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Borrower shall round such fraction of a share of Common Stock up to the nearest whole share. The Borrower shall pay any and all documentary stamp, transfer or similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount, and such amount shall not be offset against any Conversion Amount.

7.17.2

Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 7.17 shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (as defined below) (the "Conversion Rate").

7.17.3

"Conversion Amount" means the sum of (A) the portion of the Loan to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Loan and (C) accrued and unpaid Late Charges with respect to such Principal and Interest.

7.17.4

"Conversion Price" means, as of any Conversion Date (as defined below) or other date of determination, and subject to adjustment as provided herein, fair market value as determined at the time by an independent firm of accountants.

7.18	Mechanics of Conversion.
7.18.1

Notice of Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a "Conversion Date"), the Lender shall transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a written notice of conversion (the "Conversion Notice") to the Borrower. On or before the third Business Day following the date of receipt of a Conversion Notice (the "Share Delivery Date"), the Borrower shall issue and dispatch by overnight courier to the address as specified in the Conversion Notice, a certificate, registered in the name of the Lender or its designee, for the number of shares of Common Stock to which the Lender shall be entitled. If the Note is physically surrendered for conversion and the outstanding Principal of the Note is greater than the Principal portion of the Conversion Amount being converted, then the Borrower shall as soon as practicable and in no event later than three Business Days after receipt of the Note and at its own expense, issue and dispatch by overnight courier to the Lender a new Note representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of the Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

7.18.2

Borrower's Failure to Timely Perform. If the Borrower shall fail to issue a certificate to the Lender for the number of shares of Common Stock to which the Lender is entitled upon conversion of any Conversion Amount on or prior to the date which is five Business Days after the Conversion Date (in each case, a "Conversion Failure"), then (A) the Borrower shall pay damages to the Lender for each date of such Conversion Failure in an amount equal to __.0% of the Conversion Amount and (B) the Lender, upon written notice to the Borrower, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of the Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Borrower's obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 7.17 or otherwise.

7.18.3

Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of the Note in accordance with the terms hereof, the Lender shall not be required to physically surrender the Note to the Borrower unless the full Conversion Amount represented by the Note is being converted. The Lender and the Borrower shall maintain records showing the Principal, Interest and Late Charges converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Lender and the Borrower, so as not to require physical surrender of the Note upon conversion.

7.18.4

Representation and Covenant with Respect to the Conversion Shares. The Borrower represents that the all corporate action on the part of the Borrower and its officers, directors and stockholders necessary for authorization, issuance, and delivery of the Shares of the Common Stock issuable upon conversion of the Note has been taken. The Common Stock issuable upon conversion of the Note has been duly and validly reserved and, upon issuance in accordance with the conversion provisions of this Agreement and the Note, shall be duly and validly issued, fully paid and nonassessable, and will be free of any liens, encumbrances and preemptive rights or rights of first refusal of existing and future stockholders, whether under the organizational documents of the Borrower, contractual agreements to which the Borrower or its stockholders are a party, or otherwise. The Borrower shall continue to reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Note a number of its shares of Common Stock as shall be sufficient to effect the conversion of the Note, based on the good faith estimate of the Borrower. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Note, the Borrower will use its reasonable efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, provided that the foregoing shall not be deemed to limit any other remedies as shall be available to the Lender.

8.	Conditions Precedent.
8.1

At Closing. Lender's obligation to make any of the Loans is conditioned upon the receipt by Lender of all documents in form and substance acceptable to Lender listed on the Closing Memo, except for those specifically listed thereon as post-closing items.

8.2

Additional Advances. Lender's obligations to make any Loan and/or any advance under any Note on any date in the future (to the extent that there are funds remaining to be disbursed hereunder or under any Note) are subject to the conditions precedent that:

8.2.1	No Defaults. There does not exist any Default or Event of Default.

8.2.2

Accuracy. The representations and warranties contained in this Agreement, the Loan Documents, and in each document listed on the Closing Memo prepared by Borrower, executed by Borrower or provided by a third party at the request of Borrower, and in any document delivered in connection therewith will be true and accurate on and as of such date, except as such warranties and representations may be affected by: (a) this Agreement or transactions contemplated thereby, and (b) events occurring after the Closing Date as to those representations and warranties relating to the Current Financial Statements.

8.2.3

Other Documents. Lender will have received such other documents, instruments, opinions, certificates, or items of information which it may have reasonably required in connection with the transactions provided for in this Agreement.

8.3

Borrowing Representations. Each borrowing by Borrower hereunder will constitute a representation and warranty by Borrower as of the date of such borrowing that the conditions set forth in Section 8.2 have been satisfied.

9.

Post-Closing Expenses. To the extent that Lender incurs any costs or expenses in protecting or enforcing its rights hereunder or observing or performing any of the conditions or obligations of Borrower or any Guarantor thereunder, including but not limited to reasonable Attorneys' Fees in connection with litigation, preparation of amendments or waivers, present or future stamp or documentary taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of any Loan Document or this Agreement, such costs and expenses will be due on demand, will be included in the Obligations and will bear interest at the Default Rate if not paid within fifteen (15) days of becoming due.

10.

Representations and Warranties to Survive. All representations, warranties, covenants, indemnities and agreements made by Borrower herein and in the Loan Documents will survive the execution and delivery of this Agreement, the Loan Documents and the issuance of any notes.

11.	Definitions. For purposes hereof:
11.1	Each accounting term not defined or modified herein will have the meaning given to it under generally accepted accounting principles in effect on the Closing Date.
11.2

"Affiliate" will mean any person, partnership, joint venture, company or business entity under common control or having similar equity holders owning at least ten percent (10%) thereof, whether such common control is direct or indirect. All of Person's direct or indirect parent corporations, partners, Subsidiaries, and the officers, members, directors and partners of any of the foregoing and persons related by blood or marriage to any of the foregoing will be deemed to be a Person's Affiliates for purposes of this Agreement.

11.3

"Attorneys Fees" will mean the reasonable value of the services (and all costs and expenses related thereto) of the attorneys (and all paralegals and other staff employed by such attorneys) employed by Lender from time to time to: (i) take any action in or with respect to any suit or proceedings (bankruptcy or otherwise) relating to this Agreement or the Revolving Credit Note; (ii) protect, collect, lease or sell, any of the assets of the Borrower; (iii) attempt to enforce any lien on any of such assets or to give any advice with respect to such enforcement; (iv) enforce any of Lender's rights to collect any of the Obligations; (v) give Lender advice with respect to this Agreement, including but not limited to advice in connection with any default, workout or bankruptcy; (vi) prepare any amendments, restatements, amendments or waivers to this Agreement or any of the documents executed in connection with any of the Obligations.

11.4	"Business Day" will mean any day excluding Saturday, Sunday and any other day on which banks are required or authorized to close in Missouri.
11.5

"Change of Control Event" will mean any event or series of events, or any agreement, contract, or arrangement of any kind entered into by Borrower which results, or which would result if consummated or completed, in (i) the existing investors in the Borrower as of the date of this Loan Agreement ceasing to own at least fifty one percent (51%) of the issued and outstanding stock of Borrower.

11.6	"Closing" will mean the execution and delivery of the documents listed on the Closing Memo.
11.7	"Closing Date" will mean the date on which this Agreement is executed.
11.8	"Closing Memo" will mean the Closing Memorandum between Borrower and Lender in connection with the transactions represented by this Agreement.
11.9	"Collateral" will mean any property, real or personal, tangible or intangible, now or in the future securing the Obligations, including but not limited to the property covered by the Loan Documents.
11.10

"Compliance Certificate" will mean a compliance certificate in form and substance reasonably acceptable to Lender and demonstrating the compliance of Borrower with certain of the covenants set forth herein.

11.11

"Consolidated EBITDA" will mean, with respect to any fiscal period, Borrower’s and its Subsidiaries’ consolidated net earnings (or loss), minus extraordinary gains and interest income, plus Interest Expense, income taxes, and depreciation and amortization for such period, in each case, as determined in accordance with GAAP.

11.12

"Consolidated Excess Cash Flow" means with respect to a fiscal year, an amount equal to (i) Consolidated EBITDA for such period, minus (ii) Interest Expense for such period, minus (iii) federal and state income taxes attributable to the income of Borrower and its Subsidiaries, minus (iv) capital expenditures of Borrower and its Subsidiaries.

11.13

"Current Financial Statements" will mean the following financial statements: (a) Borrower's audited balance sheet dated December 31, 2004 and statement of profit, loss and surplus for the fiscal year ended December 31, 2004; and (b) Borrower's internally prepared balance sheet dated June 30, 2005 and statement of profit, loss and surplus for the period January 1, 2005 through June 30, 2005. For the purposes of any future date on which the representations and warranties contained in Section 4 hereof are deemed to be remade, the most current financial statements, tax returns or other documents with respect to Borrower or any Guarantor delivered to Lender pursuant to Section 5 above will be deemed the "Current Financial Statements".

11.14	"Default Rate" will mean 4% per annum plus the highest rate of interest that would otherwise be in effect under any Note but not more than the highest rate permitted by applicable law.
11.15	"Default" will mean any event or condition that with the passage of time or giving of notice, or both, would constitute an Event of Default.
11.16

"Environmental Laws" will mean any and all laws, whether civil, criminal or administrative which have as a purpose or effect the protection of the environment, and/or the mitigation, abatement, containment or prevention of harm or damage or other interference with the environment and/or the provision of remedies in respect of such harm of damage, including European Community or European Union regulations, directives, decisions and recommendations; statutes and subordinate legislation; regulations, orders, ordinances; permits, licenses, consents, codes of practice, circulars, guidance notes and the like; common law, local laws and byelaws; judgments, notices, orders, directions, instructions or awards of any competent authority having regulatory authority under Environmental Laws and/or any court of law or tribunal;

11.17	"Event of Default" will mean any of the events listed in Section 7.
11.18	"Franchise Agreement" will mean that certain International Area Development and License Agreement by and between the Lender and the Borrower dated as of May 13, 2003.
11.19	"Funded Debt" will mean all Indebtedness to financial institutions or commercial lenders.

11.20	"GAAP" will mean means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
11.21

"Guarantees" will mean the guarantees of all or any part of the Obligations, now existing or hereafter arising, whether on a full, limited or non-recourse basis and such term will include any person or entity that hypothecates or otherwise pledges any property to Lender in connection with any of the Obligations and will include any amendments thereto and restatements thereof.

11.22	"Guarantor(s)" will mean any persons or entities that now or in the future deliver one or more Guarantees to Lender.
11.23

"Indebtedness" will mean, without duplication: (i) all obligations (including capitalized lease obligations) which in accordance with generally accepted accounting principles would be shown on a balance sheet as a liability; (ii) all obligations for borrowed money or for the deferred purchase price of property or services; and (iii) all guarantees, reimbursement, payment or similar obligations, absolute, contingent or otherwise, under acceptance, letter of credit or similar facilities.

11.24	"Interest Expense" will mean, for any period, the aggregate of the interest expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
11.25

"Lender’s Affiliate" will mean any person, partnership, joint venture, company or business entity under common control or having similar equity holders owning at least ten percent (10%) thereof with Lender, whether such common control is direct or indirect. All of Lender's direct or indirect parent corporations, sister corporations, and subsidiaries will be deemed to be a Lender's Affiliate for purposes of this Agreement.

11.26	"Loan(s)" will mean any and all advances of funds under this Agreement or the Revolving Credit Note whether before or after the signature date of this Agreement.
11.27

"Loan Documents" will mean this agreement and the agreements, pledges, mortgages, guarantees, or other documents delivered by Borrower, any Guarantor or any other person or entity to Lender or Lender’s Affiliate previously, now or in the future related to the Obligations, including but not limited to those listed on the Closing Memo, and all amendments thereto and restatements thereof.

11.28

"Note(s)" will mean any note, now or in the future, between Borrower and Lender, and will include any amendments made thereto and restatements thereof, extensions and replacements, including without limitation, the Revolving Credit Note.

11.29

"Obligations" will mean and include all loans, advances, debts, liabilities, obligations, covenants and duties owing to Lender or any of Lender's Affiliates, from Borrower of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, including but not limited to those arising under: (i) this Agreement, (ii) any International Swaps and Derivatives Association Master Agreement ("Master Agreement"), and including each Transaction (as such term is defined in the Master Agreement), as confirmed in the applicable confirmation of each such Transaction, (iii) any obligation of Borrower to Lender or any Lender's Affiliate under any other interest rate swap, cap, collar, floor, option, forward, or other type of interest rate protection, foreign exchange or derivative transaction agreement, (iv) the Revolving Credit Note, (v) under any other agreement, instrument or document, whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a Letter of Credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment, participation, purchase, negotiation, discount or otherwise), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising and whether or not contemplated by Borrower or Lender or any Lender's Affiliate on the Closing Date; and as to all of the foregoing, including any amendments, modifications, or superceding documents to each of the foregoing; and all charges, expenses, fees, including but not limited to reasonable Attorneys’ Fees, and any other sums chargeable to Borrower under any of the Obligations.

11.30	"Permitted Liens" will mean:
11.30.1

liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which Borrower has set aside on its books adequate reserves to the extent required by generally accepted accounting principles;

11.30.2

deposits under workers' compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

11.30.3

liens imposed by law, such as carrier’s, warehousemen's or mechanics' liens, incurred by Borrower in good faith in the ordinary course of business, and liens arising out of a judgment or award against Borrower with respect to which Borrower will currently be prosecuting an appeal, a stay of execution pending such appeal having been secured;

11.30.4	liens in favor of Lender;

11.30.5

reservations, exceptions, encroachments and other similar title exceptions or encumbrances affecting real properties, provided such do not materially detract from the use or value thereof as used by the owner thereof;

11.30.6	attachment, judgment, and similar liens provided that execution is effectively stayed pending a good faith contest; and
11.30.7	liens by a bank on deposit accounts of Borrower that arise by operation of law, and that are otherwise in compliance with the terms of this Agreement.
11.31

"Person" will include an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a government (foreign or domestic), any agency or political subdivisions thereof, or any other entity.

11.32

"Prime Rate" will mean the rate per annum established by U.S. Bank National Association from time to time. Subject to any maximum or minimum interest rate limitations specified herein or by applicable law, if and when such Prime Rate changes, then in each such event, the rate of interest payable under this Agreement, any Note, the Loan Documents or any other document evidencing the Obligations that is tied to the Prime Rate will change automatically without notice effective the date of such changes.

11.33	"Revolving Credit Loan" will have the meaning set forth in Section 2.1.1 above.
11.34

"Security Documents" will mean this agreement and the agreements, pledges, mortgages, guarantees, or other documents delivered by Borrower or any other person or entity to Lender, now or in the future to encumber the Collateral in favor of Lender, and all amendments thereto and restatements thereof.

11.35

"Subsidiaries" will mean a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by Borrower.

11.36

All other terms contained in this Agreement and not otherwise defined herein will, unless the context indicates otherwise, have the meanings provided for by the Uniform Commercial Code of the State of Missouri to the extent the same are defined therein.

12.	General.
12.1

Indemnity. Borrower will indemnify, defend and hold harmless Lender, its directors, officers, counsel and employees, from and against all claims, demands, liabilities, judgments, losses, damages, costs and expenses, joint or several (including all accounting fees and Attorneys' Fees reasonably incurred), that Lender or any such indemnified party may incur arising under or by reason of this Agreement or any act hereunder or with respect hereto or thereto including but not limited to any of the foregoing relating to any act, mistake or failure to act in perfecting, maintaining, protecting or realizing on any collateral or lien thereon except the willful misconduct or gross negligence of such indemnified party. Without limiting the generality of the foregoing, Borrower agrees that if, after receipt by Lender of any payment of all or any part of the Obligations, demand is made at any time upon Lender for the repayment or recovery of any amount or amounts received by Borrower in payment or on account of the Obligations and Lender repays all or any part of such amount or amounts by reason of any judgment, decree or order of any court or administrative body, or by reason of any settlement or compromise of any such demand, this Agreement will continue in full force and effect and Borrower will be liable, and will indemnify, defend and hold harmless Lender for the amount or amounts so repaid. The provisions of this Section will be and remain effective notwithstanding any contrary action which may have been taken by Borrower in reliance upon such payment, and any such contrary action so taken will be without prejudice to Lender's rights under this Agreement and will be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this Section will survive the expiration or termination of this Agreement.

12.2	Continuing Agreement. This Agreement is and is intended to be a continuing Agreement and will remain in full force and effect until the Loan is finally and irrevocably paid in full.
12.3

No Third Party Beneficiaries. Nothing express or implied herein is intended or will be construed to confer upon or give any person, firm, or corporation, other than the parties hereto, any right or remedy hereunder or by reasons hereof.

12.4

No Partnership or Joint Venture. Nothing contained herein or in any of the agreements or transactions contemplated hereby is intended or will be construed to create any relationship other than as expressly stated herein or therein and will not create any joint venture, partnership or other relationship.

12.5

Waiver. No delay or omission on the part of Lender to exercise any right or power arising from any Event of Default will impair any such right or power or be considered a waiver of any such right or power or a waiver of any such Event of Default or any acquiescence therein nor will the action or nonaction of Lender in case of such Event of Default impair any right or power arising as a result thereof or affect any subsequent default or any other default of the same or a different nature. No disbursement of the Loans hereunder will constitute a waiver of any of the conditions to Lender's obligation to make further disbursements; nor, in the event that Borrower is unable to satisfy any such condition, will any such disbursement have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default.

12.6

Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder will be in writing and will be conclusively deemed to have been received by a party hereto and to be effective if delivered personally to such party, or sent by telecopy (followed by written confirmation) or by overnight courier service, or by certified or registered mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or to such other address as any party may give to the other in writing for such purpose:

To Borrower:	AMSBRA, LTD.
St. Stephens House
Arthur Road
Windsor, Berkshire, SL41RU
United Kingdom
Attention: Rupert Ashe

To Lender:	BUILD-A-BEAR WORKSHOP FRANCHISE HOLDINGS, INC.
1954 Innerbelt Business Center Drive
St. Louis, Missouri 63114
Attention: T. William Alvey, III

All such communications, if personally delivered, will be conclusively deemed to have been received by a party hereto and to be effective when so delivered, or if sent by telecopy, on the day on which transmitted, or if sent by overnight courier service, on the day after deposit thereof with such service, or if sent by certified or registered mail, on the third Business Day after the day on which deposited in the mail.

12.7

Successors and Assigns. This Agreement will be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, provided, however, that Borrower may not assign this Agreement in whole or in part without the prior written consent of Lender and Lender at any time may assign this Agreement in whole or in part.

12.8

Modifications. This Agreement, the Revolving Credit Note and the Loan Documents, and the documents listed on the Closing Memo, constitute the entire agreement of the parties and supersede all prior agreements and understandings regarding the subject matter of this Agreement, including but not limited to any proposal or commitment letters. No modification or waiver of any provision of this Agreement, any Note, any of the Loan Documents or any of the documents listed on the Closing Memo, nor consent to any departure by Borrower therefrom, will be established by conduct, custom or course of dealing; and no modification, waiver or consent will in any event be effective unless the same is in writing and specifically refers to this Agreement, and then such waiver or consent will be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower in any case will entitle Borrower to any other or further notice or demand in the same, similar or other circumstance.

12.9

Remedies Cumulative. No single or partial exercise of any right or remedy by Lender will preclude any other or further exercise thereof or the exercise of any other right or remedy. All remedies hereunder and in any instrument or document evidencing, securing, guaranteeing or relating to any Loan or now or hereafter existing at law or in equity or by statute are cumulative and none of them will be exclusive of the others or any other remedy. All such rights and remedies may be exercised separately, successively, concurrently, independently or cumulatively from time to time and as often and in such order as Lender may deem appropriate.

12.10

Illegality. If fulfillment of any provision hereof or any transaction related hereto or of any provision of the Revolving Credit Note or the Loan Documents, at the time performance of such provision is due, involves transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled will be reduced to the limit of such validity; and if any clause or provisions herein contained other than the provisions hereof pertaining to repayment of the Obligations operates or would prospectively operate to invalidate this Agreement in whole or in part, then such clause or provision only will be void, as though not herein contained, and the remainder of this Agreement will remain operative and in full force and effect; and if such provision pertains to repayment of the Obligations, then, at the option of Lender, all of the Obligations of Borrower to Lender will become immediately due and payable.

12.11	Gender, etc. Whenever used herein, the singular number will include the plural, the plural the singular and the use of the masculine, feminine or neuter gender will include all genders.
12.12	Headings. The headings in this Agreement are for convenience only and will not limit or otherwise affect any of the terms hereof.
12.13	Time. Time is of the essence in the performance of this Loan Agreement.
12.14

Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement. Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

12.15

Costs and Attorneys’ Fees. If Lender or Borrower is required to enforce this Agreement in a judicial proceeding, the party prevailing in such proceeding shall recover from the other party its reasonable costs and expenses, including without limitation reasonable attorneys’ fees (for attorneys and legal assistants), accountants’ fees, and expert witness fees, whether incurred prior to, in preparation for or in contemplation of the filing of any such proceeding. If the Lender is required to engage legal counsel in connection with any failure by Borrower to comply with this Agreement, Borrower shall reimburse Lender for any of the above listed costs and expenses incurred by it.

12.16

Governing Law and Jurisdiction; No Jury Trial. Lender and Borrower agree that, except to the extent governed by federal law, this Agreement shall be governed by the internal laws of the State of Missouri, U.S.A., exclusive of the choice of law and conflict of law rules of that state.

12.17

Arbitration. All controversies, disputes or claims arising between the Lender, its Affiliates and their respective shareholders, partners, officers, directors, employees, agents and attorneys (in their representative capacity) and Borrower (and its Owners) arising out of or related to the relationship of the parties hereto, or this Loan Agreement, shall be submitted for arbitration to be administered by the American Arbitration Association (“AAA”) on demand of either party.

12.17.1

Such arbitration proceedings shall be conducted in St. Louis, Missouri, before a panel of three (3) arbitrators and, except as otherwise provided in this Agreement, shall be conducted in accordance with the then current commercial arbitration rules of the AAA for international arbitrations. Lender and Borrower shall each appoint one arbitrator and the two arbitrators so appointed shall appoint a third arbitrator to act as Chairman of the tribunal. If a party fails to nominate an arbitrator within thirty (30) days from the date when the request for Arbitration has been communicated to the counter-party, such appointment shall be made by the AAA. The two arbitrators thus appointed shall attempt to agree upon the third arbitrator to act as Chairman. If said two arbitrators fail to nominate the Chairman within thirty (30) days from the date of appointment of the second arbitrator to be appointed, the Chairman shall be appointed by the AAA. Unless otherwise provided in this Paragraph 13.17.1, all matters within the scope of the Federal Arbitration Act of the United States (9 U.S.C. §1 et seq.) shall be governed by it.

12.17.2

The arbitrators shall have the right to award or include in their award any relief which they deem proper in the circumstances, including without limitation, money damages (with interest on unpaid amounts from date due), specific performance, injunctive relief, legal fees and costs, provided that the arbitrators shall not have the authority to award exemplary or punitive damages. The award and decision of the arbitrators shall be conclusive and binding upon all parties hereto and judgment upon the award may be entered in any court of competent jurisdiction, and Borrower and Lender waive any right to contest the validity or enforceability of such award.

12.17.3

The parties further agree to be bound by the provisions of any applicable limitation on the period of time in which claims must be brought under applicable law or this Agreement, whichever is less. The parties further agree that in connection with any such arbitration proceeding each shall submit or file all claims which it has against the other party within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed as described above shall be barred. Borrower and Lender agree that arbitration shall be conducted on an individual, not a class-wide basis and that any arbitration proceeding between Lender and Borrower shall not be consolidated with any other arbitration proceeding involving Lender and any other person, corporation, partnership or entity. This arbitration provision shall continue in full force and effect subsequent to and notwithstanding expiration or termination of this Agreement.

12.17.4

Borrower and Lender agree that any action against Borrower arising out of or relating to this Agreement seeking the enforcement of an arbitration award may be brought in a state or federal court of competent jurisdiction in St. Louis County, Missouri. Borrower irrevocably submits to the jurisdiction of such courts and waives any objection it may have to either the jurisdiction or venue of such courts.

12.18

BORROWER HEREBY CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY CERTIFIED MAIL DIRECTED TO BORROWER AT BORROWER'S ADDRESS SET FORTH HEREIN FOR NOTICES AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED FIVE (5) BUSINESS DAYS AFTER THE SAME HAS BEEN DEPOSITED IN U.S. MAILS, POSTAGE PREPAID; PROVIDED THAT NOTHING CONTAINED HEREIN WILL PREVENT LENDER FROM BRINGING ANY ACTION OR EXERCISING ANY RIGHTS AGAINST ANY SECURITY OR AGAINST BORROWER INDIVIDUALLY, OR AGAINST ANY PROPERTY OF BORROWER, WITHIN ANY OTHER STATE OR NATION. BORROWER WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. BORROWER AND LENDER EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY DOCUMENTS EVIDENCING ANY OF THE

OBLIGATIONS, OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH AGREEMENTS.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BUILD-A-BEAR WORKSHOP FRANCHISE HOLDINGS, INC.,
Lender

By: /s/ Barry Erdos
Print Name: Barry Erdos
Title:
AMSBRA, LTD.,
Borrower

By: /s/ Rupert Ashe
Print Name: Rupert Ashe
Title: